EXHIBIT 8.2

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

January 30, 2018

TCSB Bancorp, Inc.
333 W. Grandview Pkwy.
Traverse City, MI 49684

Ladies and Gentlemen:

You have requested our opinion as to whether the proposed merger of TCSB Bancorp, Inc. (“TCSB”) with and into Independent Bank Corporation (“Independent”) under the terms of an Agreement and Plan of Merger dated as of December 4, 2017 between TCSB and Independent (the “Merger Agreement”) will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as a statutory  merger under Section 368(a)(1)(A) of the Code and that each of TCSB and Independent will be a party to the reorganization within the meaning of Section 368(b) of the Code.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

TCSB will be merged with and into Independent under the laws of the state of Michigan in accordance with the Merger Agreement. In the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive 1.1166 shares of Purchaser Common Stock (the “Merger Consideration”). The Merger Consideration is subject to adjustment as described in the Merger Agreement.

In connection with the preparation of this opinion, we have reviewed, considered, and relied upon the accuracy of, among other things, the following documents:

1.	The Merger Agreement;

2.
The Registration Statement relating to this Merger on Form S-4 under the Securities Act of 1933, including the Prospectus and Proxy Statement contained therein (the “Registration Statement”), filed by Independent with the United States Securities and Exchange Commission (“SEC”) on or about the date of this letter;

3.
Representations and certifications in a certificate provided to us by Independent and in a certificate provided to us by TCSB (together, the “Certificates”), which representations and certifications  we have not independently verified; and

4.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In rendering this opinion, we have assumed that the Merger will be carried out pursuant to and in accordance with the Merger Agreement and the Certificates, and that no transaction, covenant, or condition described therein and affecting this opinion will be breached or waived by either party. Further, we have assumed that the factual statements and information contained in the Registration Statement, the Certificates, and other documents, records, and instruments supplied to us are true, correct, and complete, and that there has been no material change with respect to such factual statements or information up to and including the Effective Time. Additionally, we have assumed that any statements contained in the Merger Agreement or Certificates that are made as to the “knowledge” of any person or are similarly qualified are and will be true, correct, and complete without such qualification.

The opinion expressed herein is based upon our analysis of the Code, the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service and judicial decisions, each as in effect as of the date hereof, and represents our legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Moreover, the authorities upon which our opinion is based are subject to change, potentially on a retroactive basis, and any such change could affect the opinion rendered herein. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information or any of such assumptions or representations is, or later becomes, inaccurate.  We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions and qualifications set forth in this letter, we confirm that the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences” applicable to TCSB insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, is our opinion as to the material United States federal income tax consequences of the Merger applicable to TCSB.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By:	/s/ Sean H. Cook
Sean H. Cook
A Partner